UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 5, 2007

TIME WARNER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

One Time Warner Center, New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

212-484-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2007, the Board of Directors of Time Warner Inc., a Delaware corporation (the “Company” or “Time Warner”), approved changes to the Company’s senior management team. These changes were announced in press releases issued on November 5, 2007 and November 6, 2007, which are attached hereto as Exhibits 99.1 and 99.2, and are described below.

On November 5, 2007, the Company announced that Richard D. Parsons, its Chairman and Chief Executive Officer, will step down from his position as Chief Executive Officer of the Company effective December 31, 2007. Mr. Parsons will continue to serve as Chairman of the Board of Directors of the Company.

The Company also announced that Jeffrey L. Bewkes, age 55, who has served as President and Chief Operating Officer of the Company since January 2006, has been elected President and Chief Executive Officer effective January 1, 2008. Prior to becoming President and Chief Operating Officer, Mr. Bewkes was the Chairman, Entertainment & Networks Group of the Company since 2002. Prior to that, Mr. Bewkes served as Chairman and Chief Executive Officer of the Home Box Office division of the Company from May 1995, having served as its President and Chief Operating Officer for the preceding five years. Mr. Bewkes has been a member of the Board of Directors of the Company since January 2007.

On November 6, 2007, the Company announced that Wayne H. Pace will retire from his position as Executive Vice President and Chief Financial Officer of the Company effective December 31, 2007. In accordance with the terms of his employment agreement, Mr. Pace will become a part-time employee of the Company and provide advisory services from January 1, 2008 through December 31, 2009, at an annual salary of $1 million.

The Company also announced that John K. Martin, age 40, has been elected Executive Vice President and Chief Financial Officer effective January 1, 2008, making him the Company’s principal financial officer as of such date. Mr. Martin has served as Executive Vice President and Chief Financial Officer of Time Warner Cable Inc., a Delaware corporation (“TWC”) and a majority-owned subsidiary of the Company, since August 2005. Prior to joining TWC, Mr. Martin spent nearly 12 years with Time Warner, where he most recently served as Senior Vice President of Investor Relations. Mr. Martin was Director in the Equity Research group of ABN AMRO Securities LLC from 2000 to 2002, immediately before re-joining Time Warner as head of its Investor Relations unit.

On November 5, 2007, the Compensation and Human Development Committee of the Board of Directors of the Company (the “Compensation Committee”) approved the terms of compensation for Messrs. Parsons, Bewkes and Martin in their new roles, which, in the case of each executive, will be effective January 1, 2008 and will replace his current compensation terms.

Richard Parsons

The Compensation Committee approved entering into a new employment agreement with Mr. Parsons with a term ending December 31, 2008 and compensation for Mr. Parsons in his role as Chairman of the Board of Directors consisting of minimum annual salary of $1.5 million, a discretionary cash bonus with a target amount of $2.9 million, and long-term incentive compensation comprising stock options and restricted stock units with a target value of $3.2 million.

Jeffrey Bewkes

The Compensation Committee approved entering into a new five-year employment agreement with Mr. Bewkes with a term ending December 31, 2012 and compensation for Mr. Bewkes in his new role of President and Chief Executive Officer consisting of (a) minimum annual salary of $1.75 million, with such amount to be increased to $2.0 million if Mr. Bewkes is elected Chairman of the Board of Directors; (b) an annual discretionary cash bonus with a target amount of $8.5 million beginning in 2008; and (c) annual long-term incentive compensation with a target value of $8.5 million. For 2008, Mr. Bewkes’ long-term incentive compensation will be in the form of options to purchase Time Warner common stock, par value $0.01 per share (the “Common Stock”). Thereafter, Mr. Bewkes’ annual long-term incentive compensation may include stock options, restricted stock units, performance stock units or other long-term incentive awards.

 In addition, the Compensation Committee approved a grant of 950,000 options to purchase shares of Time Warner Common Stock (the “Upfront Options”) following the execution of Mr. Bewkes’ employment agreement and the award of 250,000 target performance stock units (the “Upfront PSUs”) in January 2008. The Upfront PSUs will be paid out in a number of shares of Common Stock determined based on the Company’s total stockholder return (“TSR”) relative to the TSR of other companies in the S&P 500 index over a five-year performance period beginning January 1, 2008. Depending on the Company’s TSR ranking relative to the TSR of the other companies in the S&P 500 index, Mr. Bewkes will receive between 0% and 200% of his target award following the five-year performance period (with a 0% payout if the Company’s TSR ranking is below the 25th percentile and a 200% payout if the Company’s TSR ranking is at the 100th percentile) based on the Company’s highest relative TSR at the end of the third, fourth or fifth year of the performance period.

If Mr. Bewkes is not elected Chairman of the Board of Directors of the Company by January 1, 2009, Mr. Bewkes may elect to resign his employment, in which case he would be eligible to retire and receive compensation earned to the effective date of the retirement, but he would not be eligible for severance. In addition, in this case, Mr. Bewkes would not be subject to his covenant not to compete (as described below). Upon retirement, the vesting of the Upfront Options would cease (pro-rated to the effective date of retirement) and the Upfront PSU grant would be paid out (pro-rated to the effective date of retirement or December 31, 2008 if Mr. Bewkes elects to resign because he is not elected Chairman of the Board by January 1, 2009) using a calculation based on the Company’s best cumulative year-end performance to date, including the year of Mr. Bewkes’ retirement (or December 31, 2008 if Mr. Bewkes elects to resign because he was not elected Chairman of the Board). For all other equity awards made during the term of Mr. Bewkes’ agreement, there would be an acceleration of vesting, except that any performance stock units granted would remain outstanding through the applicable performance period and be paid out based on the Company’s performance, with no pro-ration based on the date of Mr. Bewkes’ retirement.

In the event of a termination of Mr. Bewkes’ employment by the Company without “cause,” subject to a release of claims, Mr. Bewkes will receive two years annual salary and annual cash bonus calculated as the average of the two highest bonuses paid while Mr. Bewkes was Chief Executive Officer. If two cash bonuses have not been paid to Mr. Bewkes in such role, Mr. Bewkes would receive his target bonus. In addition, the vesting of the Upfront Options would cease on the effective date of termination and only a pro-rated number of the next installment would vest based on the effective date of termination. The Upfront PSU grant (pro-rated to the effective date of termination) would be paid out using a calculation based on the Company’s best cumulative year-end performance from the beginning of the performance period, including the year of termination. For all other equity awards made during the term of Mr. Bewkes’ new employment agreement, there would be an acceleration of vesting of stock options and restricted stock units in accordance with the standard terms of such awards granted to employees and any performance stock units granted would remain outstanding through the applicable performance period and be paid out based on the Company’s performance, with no pro-ration based on the date of Mr. Bewkes’ termination.

Mr. Bewkes is also restricted from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period that is the shorter of the term of the agreement or one year following the termination of his employment.

John Martin

The Compensation Committee approved entering into an employment agreement with Mr. Martin with a term ending December 31, 2010 and compensation for Mr. Martin consisting of (a) minimum annual salary of $1.0 million; (b) annual discretionary cash bonus with a target amount of $2.0 million and (c) annual long-term incentive compensation with a target value of $3.0 million, which may include stock options, restricted stock units, performance stock units or other long-term incentive awards. In addition, in recognition of compensation awards that Mr. Martin will cancel or forfeit in connection with leaving TWC, including TWC stock options and restricted stock units and a cash long-term incentive plan with aggregate target value of approximately $1.55 million, the Company will grant Mr. Martin a make-whole award of 81,300 options to purchase Time Warner Common Stock and 65,810 restricted stock units (the “Upfront RSUs”) in January 2008.

In the event of a termination of Mr. Martin’s employment by the Company without “cause,” subject to a release of claims, Mr. Martin would receive his salary plus a cash bonus until the later of the remainder of the term of the employment agreement or for two years. The bonus will be calculated as the average of the two highest bonuses paid while Mr. Martin was Chief Financial Officer; provided, however, if only one annual cash bonus has been paid to Mr. Martin in such role, Mr. Martin would receive the average of such bonus and his target bonus. If no annual cash bonus has been paid to Mr. Martin in such role, Mr. Martin would receive his target bonus. In addition, all options granted to Mr. Martin since February 1, 2002 (the “Term Options”) would continue to vest during the severance period and, if Mr. Martin commences employment with a for-profit entity prior to the end of the severance period, unvested options that would have vested on or before the later of the term of the agreement or the severance date will vest. All vested Term Options would remain exercisable for a period of three years after the severance period or the date Mr. Martin commences employment elsewhere, if earlier (but in no event beyond the original term of the options). In addition, the number of Upfront RSUs that would vest through the end of the severance period would vest on the effective date of a termination of employment without cause.

Mr. Martin is also restricted from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company for a period of one year following the termination of his employment.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

99.1	Press release, dated November 5, 2007, issued by Time Warner Inc. (“Time Warner”).

99.2	Press release, dated November 6, 2007, issued by Time Warner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.

By:     /s/ Jeffrey L. Bewkes

       Name:    Jeffrey L. Bewkes

       Title:      President and Chief Operating Officer

Date: November 9, 2007

EXHIBIT INDEX

Exhibit	Description

99.1	Press release, dated November 5, 2007, issued by Time Warner Inc. (“Time Warner”).

99.2	Press release, dated November 6, 2007, issued by Time Warner.